EXHIBIT 23

                    CONSENT OF KPMG LLP INDEPENDENT AUDITORS


The Board of Directors
Skibo Financial Corp.:

We consent to incorporation by reference in the Registration Statements (Form S-8 Nos. 333-74161 and 333-74369) of Skibo Financial Corp., of our report dated April 30, 1999, relating to the consolidated statements of financial condition of Skibo Financial Corp. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, which report is incorporated by reference in the March 31, 1999, annual report on Form 10-KSB of Skibo Financial Corp.


                                        /s/KPMG LLP

Pittsburgh, Pennsylvania
June 28, 1999